      1                      Contact:  James K. Leslie
                                       President and
                                       Chief Executive Officer

                                       Taryn L. Kunkel
                                       Vice President and
                                       Chief Financial Officer
                                       (410) 385-4500

FOR IMMEDIATE RELEASE
PHARMAKINETICS LABORATORIES, INC.
FDA WARNING LETTER

Baltimore, Maryland, August 2, 1999 - - PharmaKinetics Laboratories, Inc. (OTCBB: PKLB) announced today that it has received a Warning Letter from the Food and Drug Administration as the result of the FDA's inspection of a number of bioequivalence studies conducted by the Company. The inspections took place during the past 18 months covering various studies conducted between 1995 and 1998. The letter states that the Company has failed to conduct certain studies in accordance with the protocol in areas set forth to protect the rights, safety and welfare of test subjects and with respect to test subject inclusion/exclusion criteria and has requested the Company to take immediate corrective action.

Prior to receiving the Warning Letter the Company had already begun to address the issues that had been identified in these FDA inspections. Quality systems and procedures have been evaluated by an outside consultant and procedures to improve study conduct and protocol compliance have been put in place. The Company is confident its ongoing corrective actions will resolve the deficiencies.

James K. Leslie, President & CEO, said, "We intend to respond to the Warning Letter promptly. We plan to meet with FDA to discuss the procedures we have put in place to prevent the re-occurrence of these issues. We will work with FDA to ensure that the issues raised in the letter are addressed to their satisfaction."

This press release contains certain forward-looking statements based on current expectations, and which entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties include the dependence of the Company on the product development cycles of its clients,
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dependence of the Company on certain customers, dependence of the
Company on its key personnel and their ability to continuously develop new methodologies for clinical and analytical applications, and the Company's ability to bring its information technology and non-information technology systems into compliance with standards for successful operations as of January 1, 2000. Other more general factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, conditions affecting the pharmaceutical industry, and consolidation resulting in increased competition within the Company's market. Additional risks are detailed in the Company's periodic filings with the Securities and Exchange Commission, including those risks identified in the section captioned, "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual report on Form
10-K for the year ended June 30, 1998 and its quarterly report on Form 10-Q for the quarter ended March 31, 1999, which discussion is incorporated in this press release by reference.

























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